Filed Pursuant to Rule 424(b)(2)

Registration No. 333-265886

PROSPECTUS SUPPLEMENT (To Prospectus Dated August 16, 2022)

The Korea Development Bank

US$1,000,000,000 4.000% Notes due 2025

US$450,000,000 4.250% Notes due 2032

EUR500,000,000 2.625% Notes due 2027

Our US$1,000,000,000 aggregate principal amount of notes due 2025 (the “2025 US$ Notes”) will bear interest at a rate of 4.000% per annum, our US$450,000,000 aggregate principal amount of notes due 2032 (the “2032 US$ Notes,” and together with the 2025 US$ Notes, the “U.S. dollar-denominated Notes”) will bear interest at a rate of 4.250% per annum and our EUR500,000,000 aggregate principal amount of notes due 2027 (the “Euro-denominated Notes,” and together with the U.S. dollar-denominated Notes, the “Notes”) will bear interest at a rate of 2.625% per annum. Interest on the U.S. dollar-denominated Notes is payable semi-annually in arrears on March 8 and September 8 of each year, beginning on March 8, 2023. Interest on the Euro-denominated Notes is payable annually in arrears on September 8 of each year beginning on September 8, 2023. The 2025 US$ Notes will mature on September 8, 2025, the 2032 US$ Notes will mature on September 8, 2032 and the Euro-denominated Notes will mature on September 8, 2027.

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary. The Euro-denominated Notes will be represented by one or more global securities registered in the name of a nominee of, and deposited with the common depositary for, Euroclear Bank SA/NV and Clearstream Banking, S.A., as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government (as defined herein).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	2025 US$ Notes			2032 US$ Notes			Euro-denominated Notes
	Per Note	Total		Per Note	Total		Per Note	Total
Public offering price	99.838%	US$	998,380,000	99.814%	US$	449,163,000	99.880%	EUR	499,400,000
Underwriting discount	0.300%	US$	3,000,000	0.300%	US$	1,350,000	0.300%	EUR	1,500,000
Proceeds to us (before deduction of expenses)	99.538%	US$	995,380,000	99.514%	US$	447,813,000	99.580%	EUR	497,900,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including September 8, 2022.

Applications will be made to the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing and quotation of the Notes on the SGX-ST. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the SGX-ST are not to be taken as an indication of the merits of us or the Notes. Currently, there is no public market for the Notes.

We expect to make delivery of the U.S. dollar-denominated Notes to investors through the book-entry facilities of The Depositary Trust Company, and the Euro-denominated Notes to investors through the book-entry facilities of Euroclear Bank SA/NV and Clearstream Banking, S.A., in each case on or about September 8, 2022.

Joint Bookrunners and Lead Managers

BofA Securities

Citigroup

Crédit Agricole CIB

Credit Suisse

HSBC

ING

KDB Asia

Prospectus Supplement Dated August 31, 2022

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Our separate financial information as of December 31, 2021 and March 31, 2022 and for the three months ended March 31, 2021 and 2022 included in this prospectus supplement has been prepared in accordance with International Financial Reporting Standards as adopted in Korea (“Korean IFRS” or “K-IFRS”). References in this prospectus supplement to “separate” financial statements and information are to financial statements and information prepared on a non-consolidated basis. Unless specified otherwise, our financial and other information included in this prospectus supplement is presented on a separate basis in accordance with Korean IFRS and does not include such information with respect to our subsidiaries.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table is due to rounding.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our prospectus dated August 16, 2022. The accompanying prospectus contains information regarding us and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea and the Notes in registration statement no. 333-265886, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any of the statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Approval in-principle from, admission to the Official List of, and listing and quotation of the Notes on, the SGX-ST are not to be taken as an indication of the merits of us or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and should not be used to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$1,000,000,000 aggregate principal amount of 4.000% notes due September 8, 2025 (the “2025 US$ Notes”), US$450,000,000 aggregate principal amount of 4.250% notes due September 8, 2032 (the “2032 US$ Notes,” and together with the 2025 US$ Notes, the “U.S. dollar-denominated Notes”), and EUR500,000,000 aggregate principal amount of 2.625% notes due September 8, 2027 (the “Euro-denominated Notes”, and together with the U.S. dollar-denominated Notes, the “Notes”).

The 2025 US$ Notes will bear interest at a rate of 4.000% per annum and the 2032 US$ Notes will bear interest at a rate of 4.250% per annum, in each case payable semi-annually in arrears on March 8 and September 8 of each year, beginning on March 8, 2023. The Euro-denominated Notes will bear interest at a rate of 2.625% per annum payable annually in arrears on September 8 of each year, beginning on September 8, 2023. Interest on the Notes will accrue from September 8, 2022. Interest on the U.S. dollar-denominated Notes will be computed based on a 360-day year consisting of twelve 30-day months. If interest on the Euro-denominated Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366. See “Description of the Notes—Payment of Principal and Interest.”

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary. The Euro-denominated Notes will be represented by one or more global securities registered in the name of a nominee of, and deposited with the common depositary for, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government.

We do not have any right to redeem the Notes prior to maturity.

Listing

Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. Settlement of the Notes is not conditioned on obtaining the listing. For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of S$200,000 (or its equivalent in foreign currencies). Accordingly, the Notes, if traded on the SGX-ST, will be traded in a minimum board lot size of US$200,000.

Form and Settlement

We will issue each series of the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. We will issue the Euro-denominated

Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream, as depositary. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear and Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream”.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless such additional securities have less than a de minimis amount of original issue discount or such issuance would otherwise constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 8, 2022, which we expect will be (i) the fifth business day following the date of this prospectus supplement, referred to as “T+5,” for the U.S. dollar-denominated Notes and (ii) the sixth business day following the date of this prospectus supplement, referred to as “T+6,” for the Euro-denominated Notes. You should note that initial trading of the Notes may be affected by the T+5 or T+6 settlement, as the case may be. See “Underwriting—Delivery of the Notes”.

Underwriting

KDB Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons. See “Underwriting—Relationship with the Underwriters”.

USE OF PROCEEDS

The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be US$1,443,193,000 for the U.S. dollar-denominated Notes and EUR497,900,000 for the Euro-denominated Notes. We will use the net proceeds from the sale of the Notes for our general operations, including extension of foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 16, 2022. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Unless specified otherwise, the information provided below is stated on a separate basis in accordance with Korean IFRS (“K-IFRS”).

Overview

As of March 31, 2022, we had ~~W~~180,640.9 billion of loans outstanding (including loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines without adjusting for allowance for loan losses, present value discounts and deferred loan fees), total assets of ~~W~~295,025.6 billion and total equity of ~~W~~37,162.2 billion, as compared to ~~W~~174,917.2 billion of loans outstanding, ~~W~~276,421.9 billion of total assets and ~~W~~36,502.9 billion of total equity as of December 31, 2021. For the three months ended March 31, 2022, we recorded interest income of ~~W~~1,157.2 billion, interest expense of ~~W~~731.3 billion and net income of ~~W~~682.7 billion, as compared to ~~W~~993.9 billion of interest income, ~~W~~613.6 billion of interest expense and ~~W~~1,454.7 billion of net income for the three months ended March 31, 2021. See “—Selected Financial Statement Data.”

Capitalization

As of March 31, 2022, our authorized capital was ~~W~~30,000 billion and our capitalization was as follows:

March 31, 2022(1)
(billions of won)
(unaudited)
Long-term debt(2)(3)(4):
Won currency borrowings	3,951.3
Industrial finance bonds	141,994.3
Foreign currency borrowings	2,592.0

Total long-term debt	148,537.6

Capital:
Paid-in capital	22,278.6
Capital surplus	2,477.1
Retained earnings(5)	7,219.6
Accumulated other comprehensive income	5,187.0

Total capital	37,162.2

Total capitalization	185,699.8

(1)	Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since March 31, 2022.
(2)	Defined as debt that has a maturity at issuance of one year or more.
(3)

We have translated borrowings in foreign currencies into Won at the rate of ~~W~~1,210.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on March 31, 2022.

(4)	As of March 31, 2022, we had confirmed acceptances and guarantees totaling ~~W~~8,291.8 billion under outstanding guarantees issued on behalf of our clients.
(5)

Includes planned regulatory reserve for credit losses of ~~W~~247.3 billion as of March 31, 2022. If our allowance for credit losses is deemed insufficient for regulatory purposes, we compensate for the difference by recording a regulatory reserve for credit losses, which is shown as a separate item included in retained earnings.

Business

Government Support and Supervision

As of March 31, 2022, our paid-in capital was ~~W~~22,278.6 billion compared to ~~W~~21,886.6 billion as of December 31, 2021. In July 2022, the Government contributed ~~W~~308 billion in cash to our capital.

Selected Financial Statement Data

Results of Operations

The following tables present our selected separate financial information as of December 31, 2021 and March 31, 2022 and for the three months ended March 31, 2021 and 2022, which has been derived from our unaudited separate financial statements as of March 31, 2022 and for the three months ended March 31, 2021 and 2022 prepared in accordance with K-IFRS.

Separate K-IFRS Financial Statement Data

	Three Months Ended March 31,
	2021	2022
	(billions of won) (unaudited)
Income Statement Data
Total Interest Income	993.9	1,157.2
Total Interest Expenses	613.6	731.3
Net Interest Income	380.3	425.9
Operating Income	1,820.6	719.2
Income Before Income Tax	1,870.0	830.3
Income Tax Expense	415.3	147.6
Net Income	1,454.7	682.7

	As of December 31, 2021	As of March 31, 2022
	(billions of won) (unaudited)
Statements of Financial Position Data
Total Loans(1)	174,917.2	180,640.9
Total Borrowings(2)	222,288.3	229,693.2
Total Assets	276,421.9	295,025.6
Total Liabilities	239,919.0	257,863.4
Equity	36,502.9	37,162.2

(1)

Gross amount, which includes loans for facility development, loans for working capital, inter-bank loans, private loans, off-shore loan receivables, loans borrowed from overseas financial institutions, bills bought in foreign currencies, advance payments on acceptances and guarantees and other loans without adjusting for allowance for loan losses, present value discounts and deferred loan fees.

(2)	Total borrowings include deposits, financial liabilities measured at fair value through profit or loss, borrowings and debentures.

Three Months Ended March 31, 2022

In the first three months of 2022, we had net income of ~~W~~682.7 billion compared to ~~W~~1,454.7 billion in the corresponding period of 2021, on a separate basis. The principal factor for the decrease in net income was a change to net other operating loss of ~~W~~6.3 billion in the first three months of 2022 from net other operating income of ~~W~~910.7 billion in the corresponding period of 2021, primarily due to a significant decrease in net gains on valuation of loans measured at fair value through profit or loss to ~~W~~10.6 billion in the first three months of 2022 from ~~W~~948.0 billion in the corresponding period of 2021. Such decrease resulted primarily from an increase in the value of the convertible bonds of HMM Company Limited that we held in the first quarter of 2021, which did not recur in the first three months of 2022.

The above factor was partially offset by a decrease in income tax expense to ~~W~~147.6 billion in the first three months of 2022 from ~~W~~415.3 billion in the corresponding period of 2021, primarily due to a decrease in income before income tax to ~~W~~830.3 billion in the first three months of 2022 from ~~W~~1,870.0 billion in the corresponding period of 2021.

Loans to Financially Troubled Companies

We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies, including DSME, HMM Company Limited (formerly, Hyundai Merchant Marine Co., Ltd.), HJ Shipbuilding & Construction Co., Ltd. (formerly, Hanjin Heavy Industries and Construction Co., Ltd.), Daehan Shipbuilding Co., Ltd., K Shipbuilding Co., Ltd. (formerly, STX Offshore & Shipbuilding), KG Dongbu Steel Co., Ltd. and GM Korea Company. As of March 31, 2022, our credit extended to these companies totaled ~~W~~21,293.9 billion, accounting for 7.2% of our total assets as of such date.

The following table provides the loan amounts (including loans classified as substandard or below and equity investment classified as estimated loss or below) extended to these companies as of the dates indicated:

Company	As of December 31, 2021		As of March 31, 2022		Primary Reason for Change
	(billions of won)
DSME	~~W~~	6,016.3	~~W~~	6,748.6	Increase due to an increase in guarantees and a rise in foreign currency exchange rates
HMM Company Limited		10,452.0		11,070.3	Increase due to an increase in the value of perpetual bonds
HJ Shipbuilding & Construction		854.0		776.3	Decrease due to a decrease in guarantees
Daehan Shipbuilding		1,226.6		1,094.8	Decrease due to a decrease in guarantees and repayment of loans
K Shipbuilding		394.6		470.0	Increase due to increases in loans and refund guarantees
KG Dongbu Steel		825.5		751.2	Decrease due to a decrease in loans
GM Korea Company		402.9		382.7	Decrease due to a decrease in the value of stocks

Total	~~W~~	20,171.9	~~W~~	21,293.9

Debt

Debt Repayment Schedule

The following table sets out our principal repayment schedule as of March 31, 2022:

Debt Principal Repayment Schedule(1)

	Maturing on or before December 31,
Currency(2)(3)	2022		2023		2024		2025		Thereafter
	(billions of won)
Won	~~W~~	42,215.9	~~W~~	35,605.4	~~W~~	18,161.5	~~W~~	7,141.1	~~W~~	10,867.1
Foreign		20,416.1		9,115.9		7,190.7		7,029.6		8,659.7

Total Won Equivalent	~~W~~	62,632.0	~~W~~	44,721.2	~~W~~	25,352.2	~~W~~	14,170.7	~~W~~	19,526.8

(1)	Excludes bonds sold under repurchase agreements and call money.
(2)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on March 31, 2022, as announced by the Seoul Money Brokerage Services Ltd.
(3)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Directors and Management; Employees

Currently, the members of our Board of Directors are:

Position	Name	Expiration of Term
Chief Executive Officer and Chairman of the Board of Directors	Seoghoon Kang	June 6, 2025
Chief Operating Officer and Vice Chairman of the Board of Directors	Dae Hyon Choi	January 2, 2025
Auditor	Tae Hyun Joo	March 14, 2024
Independent Non-executive Directors	Han Hong Cho	June 27, 2023
	Dong Il Jung	November 30, 2023
	Yeong Ook Kim	May 25, 2023

THE REPUBLIC OF KOREA

The Financial System

Securities Markets

The Korea Composite Stock Price Index was 2,426.9 on August 29, 2022.

Monetary Policy

Interest Rates

On August 25, 2022, The Bank of Korea raised its policy rate to 2.50% from 2.25% in response to rising levels of household debt and inflationary pressures.

Foreign Exchange

The market average exchange rate between the Won and the U.S. Dollar (in Won per one U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. was Won 1,332.5 to US$1.00 on August 29, 2022.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic’s current account surplus in the first half of 2022 decreased to US$24.8 billion from the current account surplus of US$41.8 billion in the corresponding period of 2021, primarily due to decreases in surpluses from the goods account and the income account, the effect of which was offset in part by a change from a deficit to a surplus from the services account.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserves was US$438.6 billion as of July 31, 2022.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-265886.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended and supplemented from time to time, between us and The Bank of New York (now The Bank of New York Mellon), as fiscal agent (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

U.S. dollar-denominated Notes

The 2025 US$ Notes are initially limited to US$1,000,000,000 aggregate principal amount and the 2032 US$ Notes are initially limited to US$450,000,000 aggregate principal amount. The 2025 US$ Notes will mature on September 8, 2025 (the “2025 US$ Notes Maturity Date”) and the 2032 US$ Notes will mature on September 8, 2032 (the “2032 US$ Notes Maturity Date”, and together with the 2025 US$ Notes Maturity Date, the “U.S. dollar-denominated Notes Maturity Dates”). The 2025 US$ Notes will bear interest at the rate of 4.000% per annum and the 2032 US$ Notes will bear interest at the rate of 4.250% per annum, in each case payable semi-annually in arrears on March 8 and September 8 of each year (each, a “U.S. dollar-denominated Notes Interest Payment Date”), beginning on March 8, 2023. Interest on the U.S. dollar-denominated Notes will accrue from September 8, 2022. If any U.S. dollar-denominated Notes Interest Payment Date or any U.S. dollar-denominated Notes Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay. We will pay interest to the person who is registered as the owner of a U.S. dollar-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the U.S. dollar-denominated Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the U.S. dollar-denominated Notes in immediately available funds in U.S. dollars.

Euro-denominated Notes

The Euro-denominated Notes are initially limited to EUR500,000,000 aggregate principal amount. The Euro-denominated Notes will mature on September 8, 2027 (the “Euro-denominated Notes Maturity Date”). The Euro-denominated Notes will bear interest at the rate of 2.625% per annum, payable annually in arrears on September 8 of each year (the “ Euro-denominated Notes Interest Payment Date”), beginning on September 8, 2023. Interest on the Euro-denominated Notes will accrue from September 8, 2022. If any Euro-denominated Notes Interest Payment Date or the Euro-denominated Notes Maturity Date shall be (i) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is not operating or (ii) a day on which commercial banks are not open for dealings in Euro deposits in the London interbank market, then such payment need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which the TARGET System is not operating or commercial banks are not open for dealings in Euro deposits in the London interbank market, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay. We will pay interest to the person who is registered as the owner of a Euro-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. If interest on the Euro-denominated Notes is required to be calculated for any period of less than a year, it will be calculated based on the actual number of days elapsed divided by 365 or (in the case of a leap year) 366. We will make principal and interest payments on the Euro-denominated Notes in immediately available funds in Euros.

Denomination

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Euro-denominated Notes will be issued in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

U.S. dollar-denominated Notes

We will issue each series of the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for U.S. dollar-denominated Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Euro-denominated Notes

We will issue each series of the Euro-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Euro-denominated Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts.

General

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that any of the global notes are exchanged for Notes in definitive registered form, we will appoint and maintain a paying agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption. In addition, in the event that any of the global notes are exchanged for Notes in definitive registered form, an announcement of such exchange will be made through the SGX-ST by or on behalf of us. Such announcement will include all material information with respect to the delivery of the certificates representing the Notes, including details of the paying agent in Singapore.

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as either series of the Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant series of the Notes. We will not issue any such additional debt securities unless such additional securities have less than a de minimis amount of original issue discount or such issuance would otherwise constitute a “qualified reopening” for U.S. federal income tax purposes.

Notices

All notices regarding the Notes will be published by us in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the U.S. dollar-denominated Notes through DTC, Euroclear and Clearstream

We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the global notes through Euroclear or Clearstream, if you are a DTC participant in such systems, or indirectly through organizations that are DTC participants in such systems. Euroclear and Clearstream will hold their Euroclear/Clearstream participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the U.S. dollar-denominated Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the U.S. dollar-denominated

Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the U.S. dollar-denominated Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the U.S. dollar-denominated Notes through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the U.S. dollar-denominated Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the U.S. dollar-denominated Notes, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed U.S. dollar-denominated Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Ownership of the Euro-denominated Notes through Euroclear and Clearstream

We will issue the Euro-denominated Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Beneficial interests in the Euro denominated Notes can only be held in the form of book-entry interests through Euroclear/Clearstream participants in such systems, or indirectly through organizations that are Euroclear/Clearstream participants in such systems.

We and the fiscal agent generally will treat the registered holder of the Euro-denominated Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Euro-denominated Notes for all purposes. Once we and the paying agent for Euroclear and Clearstream make payments to the registered holder, we and the paying agent for Euroclear and Clearstream will no longer be liable on the Euro-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Euro-denominated Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Euro-denominated Notes.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the U.S. dollar-denominated Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the U.S. dollar-denominated Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the U.S. dollar-denominated Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the U.S. dollar-denominated Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the U.S. dollar-denominated Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the U.S. dollar-denominated Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the U.S. dollar-denominated Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the U.S. dollar-denominated Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the U.S. dollar-denominated Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the U.S. dollar-denominated Notes were credited to the participant’s account. However, interest on the U.S. dollar-denominated Notes would accrue from the value date. Therefore, in many cases the interest income on the U.S. dollar-denominated Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the U.S. dollar-denominated Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•	borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•	borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer U.S. dollar-denominated Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the U.S. dollar-denominated Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the U.S. dollar-denominated Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the U.S. dollar-denominated Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the U.S. dollar-denominated Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus.

U.S. Federal Income Tax Considerations

For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you are a beneficial owner of the Notes and are a U.S. holder, see “Taxation—U.S. Federal Income Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated August 31, 2022 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally and not jointly, and each of the Underwriters has, severally and not jointly, agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriters	Principal Amount of the 2025 US$ Notes		Principal Amount of the 2032 US$ Notes
BofA Securities, Inc.	US$	142,858,000	US$	64,290,000
Citigroup Global Markets Inc.		142,857,000		64,285,000
Crédit Agricole Corporate and Investment Bank		142,857,000		64,285,000
Credit Suisse (Hong Kong) Limited		142,857,000		64,285,000
The Hongkong and Shanghai Banking Corporation Limited		142,857,000		64,285,000
ING Financial Markets LLC.		142,857,000		64,285,000
KDB Asia Limited		142,857,000		64,285,000

	US$	1,000,000,000	US$	450,000,000

Name of Underwriters	Principal Amount of the Euro-denominated Notes
Merrill Lynch International	EUR	71,432,000
Citigroup Global Markets Limited		71,428,000
Crédit Agricole Corporate and Investment Bank		71,428,000
Credit Suisse (Hong Kong) Limited		71,428,000
The Hongkong and Shanghai Banking Corporation Limited		71,428,000
ING Bank N.V.		71,428,000
KDB Asia Limited		71,428,000

	EUR	500,000,000

KDB Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any series of the Notes, then the Underwriters are obligated to take and pay for all of the Notes of such series.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

If a jurisdiction requires that the offering be made by a licensed broker or dealer and the Underwriters or any affiliate of the Underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by that Underwriter or its affiliate on our behalf in such jurisdiction.

The Notes are a new class of securities with no established trading market. Applications will be made to the SGX-ST for the listing and quotation of the Notes on the SGX-ST. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

The amount of our net proceeds from the 2025 US$ Notes is US$995,380,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2025 US$ Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2025 US$ Notes.

The amount of our net proceeds from the 2032 US$ Notes is US$447,813,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the 2032 US$ Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the 2032 US$ Notes.

The amount of our net proceeds from the Euro-denominated Notes is EUR497,900,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with the Euro-denominated Notes offering are estimated to be US$100,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Euro-denominated Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Notice to capital market intermediaries and prospective investors pursuant to paragraph 21 of the Hong Kong SFC Code of Conduct—Important Notice to CMIs (including Private Banks)

This notice to CMIs (including Private Banks) is a summary of certain obligations the Code imposes on CMIs, which require the attention and cooperation of other CMIs (including Private Banks).

Prospective investors who are the directors, employees or major shareholders of the issuer, a CMI or its group companies would be considered under the Code as having an Association with the issuer, the CMI or the relevant group company. CMIs should specifically disclose whether their investor clients have any Association when submitting orders for the Notes. In addition, Private Banks should take all reasonable steps to identify whether their investor clients may have any Associations with the issuer or any CMI (including its group companies) and inform the Underwriters accordingly.

CMIs are informed that the marketing and investor targeting strategy for the offering includes institutional investors, sovereign wealth funds, pension funds, hedge funds, family offices and high net worth individuals, in each case, subject to the selling restrictions and any MiFID II product governance language set out elsewhere in this prospectus supplement.

CMIs should ensure that orders placed are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). CMIs should enquire with their investor clients regarding any orders which appear unusual or irregular. CMIs should disclose the identities of all investors when submitting orders for the Notes. CMIs should not place “X-orders” into the order book.

CMIs should segregate and clearly identify their own proprietary orders (and those of their group companies, including Private Banks as the case may be) in the order book and book messages.

CMIs (including Private Banks) should not offer any rebates to prospective investors or pass on any rebates provided by the issuer. In addition, CMIs (including Private Banks) should not enter into arrangements which may result in prospective investors paying different prices for the Notes.

The Code requires that a CMI disclose complete and accurate information in a timely manner on the status of the order book and other relevant information it receives to targeted investors for them to make an informed decision. In order to do this, those Underwriters in control of the order book should consider disclosing order book updates to all CMIs.

When placing an order for the Notes, Private Banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private Banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order pursuant to the Code. Private Banks should be aware that placing an order on a “principal” basis may require the Underwriters to apply the “proprietary orders” of the Code to such order and will require the Underwriters to apply the “rebates” requirements of the Code (if applicable) to such order.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about September 8, 2022, which we expect will be (i) the fifth business day following the date of this prospectus supplement with respect to the U.S. dollar-denominated Notes and (ii) the sixth business day following the date of this prospectus supplement with respect to the Euro-denominated Notes. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in two business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on any day prior to the second business day from the settlement, because the U.S. dollar-denominated Notes will initially settle in T+5 and the Euro-denominated Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea, or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, and (ii) any securities dealer to whom the Underwriters may sell the Notes will agree that it will not offer any Notes, directly or indirectly, in Korea, or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any other dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA

Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as contemplated by the final terms in relation thereto to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II: or

Prohibition of Sales to UK Retail Investors

Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as contemplated by the final terms in relation thereto to any retail investor in the UK. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Spain

The proposed offer of Notes has not been registered with the Comisión Nacional del Mercado de Valores (the “CNMV”). Accordingly, each of the Underwriters has represented and agreed that Notes can only be offered in Spain to qualified investors pursuant to and in compliance with the consolidated text of the Securities Market Law approved by Spanish Royal Legislative Decree 4/2015, Spanish Royal Decree 1310/2005, both as amended from time to time, and any regulation issued thereunder.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”). Accordingly, each Underwriter has severally represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore

Each Underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001 of Singapore (the “SFA”).

Accordingly, each Underwriter has severally represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA — We have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia) in relation to the offering of the Notes has been or will be lodged with or registered by Australian Securities and Investments Commission or the Australian Securities Exchange Limited. Each Underwriter has represented and agreed that it has not:

(a)	made or invited, and will not make or invite, an offer of the Notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

(b)	distributed or published and will not distribute or publish any draft, preliminary or final form offering memorandum, advertisement or other offering material relating to the Notes in Australia,

unless:

(i)

the minimum aggregate consideration payable by each offeree is at least AUD 500,000 (or its equivalent in an alternate currency) (disregarding money lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 and Part 7 of the Corporations Act 2001 of Australia; and

(ii)	such action complies with all applicable laws, directives and regulations and does not require any document to be lodged with, or registered by, the Australian Securities and Investments Commission.

Each Underwriter has agreed that it will not sell the Notes in circumstances where employees of the Underwriter aware of, or involved in, the sale know, or have reasonable grounds to suspect, that the Notes, or an interest in or right in respect of the Notes, was being, or would later be, acquired either directly or indirectly by a resident of Australia, or a non-resident who is engaged in carrying on business in Australia at or through a permanent establishment of that non-resident in Australia (the expressions “resident of Australia”, “non-resident” and “permanent establishment” having the meanings given to them by the Australian Tax Act).

Canada

Prospective Canadian investors are advised that the information contained within the preliminary prospectus and prospectus has not been prepared with regard to matters that may be of particular concern to Canadian investors. Accordingly, prospective Canadian investors should consult with their own legal, financial and tax advisers concerning the information contained within the preliminary prospectus and prospectus and as to the suitability of an investment in the Notes in their particular circumstances.

Each Underwriter has severally represented and agreed that the Notes may only be offered or sold in the provinces of Alberta, British Columbia, Ontario and Québec or to or for the benefit of a resident of these provinces pursuant to an exemption from the requirement to file a prospectus in such province in which such offer or sale is made, and only by a dealer duly registered under the applicable securities laws of that province or by a dealer that is relying in that province on the “international dealer” exemption provided by section 8.18 of

National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (NI 31-103). Furthermore, the Notes may only be offered or sold to or for the benefit of a resident of any such province provided that such resident is both an “accredited investor” as defined in National Instrument 45-106 Prospectus Exemptions (NI 45-106) or subsection 73.3 (1) of the Securities Act (Ontario) and a “permitted client” as defined in NI 31-103. By purchasing any Notes and accepting delivery of a purchase confirmation a purchaser is representing to the underwriters and the dealer from whom the purchase confirmation is received that it is an “accredited investor” and “permitted client” as defined above. The distribution of the Notes in Canada is being made on a private placement basis only and any resale of the Notes must be made in accordance with applicable Canadian securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with prospectus and registration requirements or exemptions from the prospectus and registration requirements.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this preliminary prospectus or prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Under Canadian securities law, National Instrument 33-105 Underwriting Conflicts (NI 33-105) provides disclosure requirements with respect to potential conflicts of interest between an issuer and underwriters, dealers or placement agents, as the case may be. To the extent any conflict of interest between us and any of the Underwriters (or any other placement agent acting in connection with this offering) may exist in respect of this offering, the applicable parties to this offering are relying on the exemption from these disclosure requirements provided to them by section 3A.3 of NI 33-105 (exemption based on U.S. disclosure).

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce prospectus, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Price Stabilization and Short Position

In connection with this offering, any of the Underwriters appointed and acting in its capacity as stabilizing manager (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions, penalty bids and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. A penalty bid occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters or the Stabilizing Manager has repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions. Stabilizing transactions consist of certain bids or purchases of Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Linklaters LLP, Seoul, Korea. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Linklaters LLP may rely as to matters of Korean law upon the opinion of Lee & Ko, and Lee & Ko may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chief Executive Officer and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 14, Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

Our Board of Directors can be reached at the address of our registered office: c/o 14, Eunhaeng-ro, Yeongdeungpo-gu, Seoul 07242, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on December 22, 2021 and a decision of our Chief Executive Officer and Chairman of the Board of Directors dated August 23, 2022. On August 24, 2022, we filed our reports on the proposed issuance of the Notes with the Ministry of Economy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	ISIN	CUSIP
2025 US$ Notes	US500630DT27	500630 DT2
2032 US$ Notes	US500630DU99	500630 DU9

	ISIN	Common Code
Euro-denominated Notes	XS2529713435	252971343

HEAD OFFICE OF THE BANK

14, Eunhaeng-ro

Yeongdeungpo-gu, Seoul 07242

The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Lee & Ko Hanjin Building 63 Namdaemun-ro, Jung-gu Seoul 04532 The Republic of Korea	Cleary Gottlieb Steen & Hamilton LLP c/o 19th Floor, Ferrum Tower 19 Eulji-ro 5-gil, Jung-gu Seoul 04539 The Republic of Korea

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Linklaters LLP

22nd Floor, Center One Building

26, Eulji-ro 5-gil, Jung-gu

Seoul 04539

The Republic of Korea

AUDITOR OF THE BANK

Nexia Samduk

12F, S&S Building

48 Ujeongguk-ro, Jongno-gu

Seoul 03145

The Republic of Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542